SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 12, 2016

WONHE HIGH-TECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-54744	26-0775642
(State of other jurisdiction of	(Commission File No.)	(IRS Employer
incorporation or organization		Identification No.)

Room 1001, 10th Floor, Resource Hi-Tech Building South Tower No. 1 Songpingshan Road, North Central Avenue North High-Tech Zone Nanshan District, Shenzhen, Guangdong Province, P.R. China 518057
(Address of principal executive offices) (Zip Code)

852-2815-0191
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 12, 2016 the Registrant's operating subsidiary, Shenzhen Wonhe Technology Co., Ltd. ("Shenzhen Wonhe"), entered into an agreement titled "Wireless Network Coverage Project in Beijing Area" with Guangdong Kesheng Enterprise Co., Ltd. ("Guangdong Kesheng"). The agreement contemplates that the two parties will work together to develop a wireless network in certain designated areas of Beijing. The commercial purpose of the network will be to serve as a vehicle for advertising and marketing, with the revenue to be shared between Shenzhen Wonhe and Guangdong Kesheng.

Shenzhen Wonhe has committed in the agreement to provide 382,990,000 RMB (USD $58.25 million) to the project, including 226,010,000 RMB (USD $34.37 million) in cash and 118,980,000 RMB (USD $18.09 million) in routers and other equipment. Shenzhen Wonhe will also contribute the network that it recently developed in the Tongzhou District of Beijing as a pilot project, at a cost of 38,000,000 RMB (USD $5.78 million). Shenzhen Wonhe's cash contribution will be paid over three years: 104,498,990 RMB in 2016, 84,636,558 RMB in 2017 and 36,871,412 RMB in 2018. Shenzhen Wonhe has also committed to develop the data systems that will be used by the network. Guangdong Kesheng has committed to supervise the engineering and construction, coordinate relationships with local government, and manage the network's operations.

Guangdong Kesheng has guaranteed a minimum of eight years of operations by the network. Guangdong Kesheng has also guaranteed six years of fixed amount payments to Shenzhen Wonhe as follows:

	RMB	USD
2017	10,000,000	$1,520.843
2018	60,000,000	$9,125,058
2019	135,000,000	$20,531,383
2020	223,000,000	$33,914,802
2021	246,000,000	$37,412,742
2022	285,000,000	$43,344,030

During any subsequent years in which the network remains profitable, twenty percent of the profits will be paid to Shenzhen Wonhe.

Item 9.01 Financial Statements and Exhibits

Exhibits

10-a	Cooperative Agreement on Wireless Network Coverage Project in Beijing Area dated January 2016 between Guangdong Kesheng Enterprise Co., Ltd. and Shenzhen Wonhe Technology Co., Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WONHE HIGH-TECH INTERNATIONAL, INC.

Dated: January 19, 2016	By:	/s/ Nanfang Tong
Nanfang Tong
Chief Executive Officer

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